EXHIBIT 99.1

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Unum Group Chief Investment Officer David Fussell Announces Retirement

CHATTANOOGA, Tenn., (Feb. 29, 2008) –  Unum Group (NYSE: UNM) announced today that Senior Vice President and Chief Investment Officer David Fussell will be retiring after 42 years with the company. Fussell will remain with the company until July 1, 2008, in order to provide an effective transition of responsibilities. He will also be retained in a consulting capacity through year end.

“David Fussell has made tremendous contributions to this company,” said Unum President and Chief Executive Officer Thomas R. Watjen. “Through his efforts, our investment portfolio is very strong and extremely well-positioned in this uncertain economic climate. He has built a seasoned investment team that is well-prepared to take on expanded responsibilities. This transition in leadership has been carefully planned, and David’s assistance through year end will assure a smooth transition and continuation of our current investment strategies.”

Fussell joined Provident, a predecessor company, in 1966, and has served in many professional roles in the company’s investment operations. In 2000 he was named to his current role.

With Fussell’s retirement, Frank Williamson has been named senior vice president of capital management and chief investment officer, effective immediately. Williamson most recently served as senior vice president of corporate development and strategic planning and has been with the company since 1995.

In addition, Senior Vice President Martha Leiper will take on an expanded role as deputy chief investment officer, with responsibilities for the company’s investment research and trading and as chair of Unum’s internal investment committee. She joined the company in 1985.

Rob Hensley will also take on additional responsibilities and has been named vice president, asset-liability management and investment strategy. In his new role he will lead the company’s investment risk management functions. Hensley has been with the company since 1999.

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About Unum
Unum (www.unum.com) is one of the leading providers of employee benefits products and services, and the largest provider of group and individual disability income protection insurance in the United States and the United Kingdom.